Exhibit 99.1

NEWS RELEASE

Contact: Ron Bottrell
312.446.6595

Bay Valley Foods Announces Plans to Close Ayer, Massachusetts Facility

Oak Brook, Ill., April 5, 2016 - Bay Valley Foods, a wholly-owned subsidiary of TreeHouse Foods, Inc. (NYSE: THS), today announced its intention to close its Ayer, Massachusetts facility. Production is expected to cease in the first quarter of 2017 with full closure of the facility expected in the third quarter of 2017.

The Ayer facility has approximately 100 employees and primarily produces regionally branded and private label spoonable dressings. The facility closure decision is the result of ongoing manufacturing network analysis by the Company to maintain competitive costs, service levels and product quality. Products produced at the Ayer facility will be moved to other manufacturing facilities within the Company’s existing network. The Company does not expect supply disruptions during the transition.

Total costs to close the facility are expected to be approximately $6.5 million, or $0.07 per fully diluted share, of which approximately $5.3 million, or $0.06 per fully diluted share, is expected to be in cash. Components of the charges include non-cash asset write-offs of approximately $1.2 million, employee-related costs of approximately $2.2 million and other closure costs of approximately $3.1 million. The Company expects to incur approximately $1.3 million in charges in each of the second, third and fourth quarters of 2016.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with more than 50 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough); condiments (pourable and spoonable dressing, dips, pickles, soups and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2015, and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

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